Exhibit 99.1

Sabre Reports Fourth Quarter and Full Year 2014 Results

•	Airline and Hospitality Solutions Momentum Continues, Including New Fourth Quarter Agreements With Alitalia, Copa and Wyndham
•	Travelocity Segment Reclassified as Discontinued Operations With the Sale of Travelocity.com and Receipt of Binding Offer for lastminute.com

SOUTHLAKE, Texas – February 18, 2015 – Sabre Corporation (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2014.

“2014 was a year of significant strategic progress,” said Tom Klein, Sabre President and CEO.  “Both our Airline Solutions and Hospitality Solutions businesses had record years for revenue, Adjusted EBITDA and new sales. In Travel Network, we continued to build our share in EMEA, while navigating headwinds and positioning the global business for stronger growth going forward. We have also made significant progress toward divesting non-core online travel agency assets, which will generate significant value that we will reinvest to further strengthen our core businesses.”

Q4 2014 Financial Summary

Continued strong revenue growth in Airline and Hospitality Solutions, and a modest decline in Travel Network, resulted in Sabre consolidated fourth quarter revenue of $646 million, an increase of 3.1% compared to $627 million for the prior year quarter. Sabre has reclassified and is reporting all of the businesses associated with the Travelocity segment as discontinued operations.

Consolidated net income from continuing operations for the fourth quarter of 2014 totaled $41 million, compared to a loss of $9 million in the previous year quarter. Fourth quarter consolidated Adjusted EBITDA was $199 million, a 2.4% increase from $194 million in the prior year period. The increase in Adjusted EBITDA is the result of 25.7% growth in Adjusted EBITDA for Airline and Hospitality Solutions and lower corporate expenses, combined with a decline of 9.4% in fourth quarter Travel Network Adjusted EBITDA.

For the fourth quarter of 2014, Sabre reported income from continuing operations of $0.15 per share and Adjusted Net Income from Continuing Operations (Adjusted EPS) of $0.22 per share.

Cash Flow from Operations totaled $101 million for the fourth quarter of 2014, compared to a loss of $29 million in the fourth quarter of 2013. Adjusted Free Cash Flow totaled $40 million in the fourth quarter of 2014, compared to $40 million in the fourth quarter of 2013. Adjusted Free Cash Flow excludes the impacts of dispositions, litigation and other costs (see reconciliation below). Adjusted Capital Expenditures, which includes capitalized implementation costs, totaled $83 million for the fourth quarter of 2014, compared to $65 million in the prior year period.

	Three Months Ended December 31,					Twelve Months Ended December 31,
Financial Highlights (Unaudited, in thousands):	2014		2013		% Change	2014	2013	% Change
Total Company (Continuing Operations):
Revenue	$646,142		$626,921		3.1	$2,631,417	$2,523,546	4.3
Income (loss) from continuing operations	$41,230		$(8,550)		582.2	$110,873	52,066	112.9

Adjusted EBITDA*	$198,674		$194,017		2.4	$840,028	$778,754	7.9

Cash Flow from Operations	$100,855		$(28,642)		452.1	$387,659	$228,232	69.9
Capital Expenditures	$73,015		$54,833		33.2	$227,227	$209,523	8.4
Adjusted Capital Expenditures*	$83,224		$64,961		28.1	$265,038	$268,337	(1.2)

Free Cash Flow*	$27,840		$(83,475)		133.4	$160,432	$18,709	757.5
Adjusted Free Cash Flow*	$39,903		$39,897		0.0	$293,375	$181,715	61.4

Net Debt (total debt, less cash)	$2,940,927		$3,442,675
Net Debt / LTM Adjusted EBITDA	3.5	x	4.4	x
Airline and Hospitality Solutions:
Revenue	$214,502		$188,952		13.5	$786,478	$711,745	10.5
Passengers Boarded	125,102		119,660		4.5	510,713	478,088	6.8
Operating Income	$58,773		$47,495		23.7	$176,730	$135,755	30.2
Adjusted EBITDA*	$84,961		$67,590		25.7	$282,648	$213,075	32.7
Travel Network:
Revenue	$434,444		$440,393		(1.4)	$1,854,785	$1,821,498	1.8
Air Bookings	70,817		70,008		1.2	321,962	314,275	2.4
Non-air Bookings	12,848		12,769		0.6	54,122	53,503	1.2
Total Bookings	83,665		82,777		1.1	376,084	367,778	2.3
Bookings Share	35.5%		35.7%			35.7%	35.8%
Operating Income	$142,233		$162,052		(12.2)	$657,326	$667,498	(1.5)
Adjusted EBITDA*	$172,040		$189,940		(9.4)	$778,677	$772,208	0.8
*indicates non-GAAP financial measure; see descriptions and reconciliations below

Sabre Airline and Hospitality Solutions

Fourth quarter 2014 Airline and Hospitality Solutions revenue increased 13.5% to $215 million from $189 million in the prior year period. The increase was driven by a combination of growth in passengers boarded through the SabreSonic® Customer Sales & Service (CSS) solution, which increased 4.5% in the quarter, solid performance across the Airline Solutions AirVision commercial suite and AirCentre operations suite and continued strong growth at Sabre Hospitality Solutions.

Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 25.7% from the prior year period to $85 million for the fourth quarter of 2014. The growth in profitability is a result of continued strong revenue growth and Adjusted EBITDA margin expansion to 39.6% for the quarter compared to 35.8% in the prior year quarter driven by the continued scale benefits of its Software-as-a-Service (SaaS) solutions.

In the fourth quarter of 2014, Hospitality Solutions announced the launch of the SynXis Enterprise Platform. This exciting launch included the introduction of the SynXis Property Manager, a hotel property management solution that seamlessly integrates with the industry leading SynXis Central Reservation System. Wyndham Hotel Group, the world’s largest and most diverse hotel company, became the first mega-hotel company to leverage the cloud-based SaaS reservations, revenue management and enhanced security solutions of the SynXis Enterprise Platform. As part of the agreement, Wyndham Hotel Group expects to migrate 4,500 of its North American properties to Sabre’s SynXis Property Manager beginning in mid-2015.

Airline Solutions posted a record sales year in 2014 that included a long-term agreement to provide the SabreSonic CSS passenger reservations system to American Airlines, the world’s largest passenger carrier, as well as an agreement to provide a broad suite of solutions to airberlin, one of Europe’s largest carriers. Additionally in the fourth quarter, Airline Solutions signed long-term agreements with Alitalia and Copa Airlines, who selected Airline Solutions leading SaaS platform and broad solutions set for critical airline operations and commercial activity, including the SabreSonic CSS passenger reservation system.

Sabre Travel Network

Fourth quarter Travel Network revenue declined 1.4% to $434 million compared to $440 million for the same period in 2013. The decline in fourth quarter Travel Network revenue is primarily attributable to lower joint venture data processing revenue. Bookings increased 1.1% in the quarter. EMEA performance remained strong with 7% bookings growth and continued share gains.

Fourth quarter 2014 Travel Network Adjusted EBITDA declined 9.4% to $172 million. The decline in Travel Network Adjusted EBITDA was primarily the result of lower year-over-year joint venture data processing revenue in the quarter and the timing of recognition of certain cost of revenue expense items compared to the prior year.

Travelocity

Consistent with Sabre’s stated strategy, the Company has made significant progress toward exiting the online travel agency business. As a result, Sabre has reclassified and is reporting all of the businesses associated with the Travelocity segment as discontinued operations.

On January 22, 2015, Sabre sold Travelocity.com to Expedia, Inc. for $280 million in cash consideration.

Additionally, on December 16, 2014, Sabre announced that it had received a binding offer from Bravofly Rumbo Group to acquire lastminute.com for a total transaction value of approximately $120 million resulting primarily from the transfer of commercial liabilities and an expanded long-term commercial agreement, in which Bravofly Rumbo Group’s brands and lastminute.com would continue to use the

Sabre global distribution system. The transaction is expected to be completed in the first quarter of 2015. Sabre cannot provide any assurance that this transaction will occur on these terms or at all.

FY 2014 Financial Summary

For the full year 2014, Sabre reported total consolidated revenue of $2.631 billion, compared to $2.524 billion for the prior year, a 4.3% increase.

Airline and Hospitality Solutions revenue increased 10.5% to $786 million from $712 million in 2013, reflecting full year passenger boarded growth of 6.8%. 2014 revenue was also fueled by continued strong growth in the AirCentre and AirVision suites and by Sabre Hospitality Solutions.

Travel Network revenue increased 1.8% to $1.855 billion from $1.821 billion in 2013. Full year revenue growth was muted by the pricing impact of the merger of American Airlines and US Airways and the decline of travel in Venezuela, which combined, reduced growth by approximately 2%. Full year bookings increased 2.3%, reflecting growth in EMEA of more than 9% driven by solid share gains, and a modest increase in North America. Latin America saw a slight decline. Overall bookings share remained relatively stable at 35.7%.

2014 consolidated net income from continuing operations totaled $111 million, compared to $52 million in 2013. Adjusted EBITDA totaled $840 million, a 7.9% increase from $779 million in 2013. The increase in Adjusted EBITDA is the result of a 32.7% increase in Airline and Hospitality Solutions Adjusted EBITDA and a 0.8% increase in Travel Network Adjusted EBTIDA. There was a 7% increase in corporate expenses primarily due to incremental public company costs.

Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 32.7% from 2013 to $283 million for the full year of 2014 driven by strong growth in profitability in both Airline Solutions and Hospitality Solutions resulting from the scale benefits of their SaaS software solutions. Full year Adjusted EBITDA margin at Airline and Hospitality Solutions increased to 35.9% from 29.9% in 2013.

Full year Travel Network Adjusted EBITDA increased 0.8% to $779 million. Adjusted EBITDA growth was a result of 2.3% bookings growth and downward pressure from the pricing impact of the merger of American Airlines and US Airways and the decline in travel in Venezuela. Full year Travel Network Adjusted EBITDA margin declined to 42.0% from 42.4% in 2013.

Sabre reported income from continuing operations of $0.39 per share. Sabre reported full year 2014 Adjusted EPS of $0.94 per share.

Cash Flow from Operations totaled $388 million for the full year of 2014, compared to $228 million in 2013. Adjusted Free Cash Flow totaled $293 million in 2014, a 61% increase from $182 million in 2013. Adjusted Capital Expenditures, totaled $265 million in 2014, compared to $268 million in the prior year.

Business Outlook and Financial Guidance

The Company has provided full-year guidance for 2015 for continuing operations below.

•

In Airline and Hospitality Solutions, Sabre expects 2015 revenue growth of between 9% and 11%.  Passengers boarded are expected to increase approximately 10% in 2015, including particularly strong growth in the fourth quarter related to scheduled customer implementations.

•

In Travel Network, Sabre expects 2015 revenue growth of 4% or more, driven by bookings growth of approximately 3%. Bookings growth is expected be stronger in the back half of the year versus the first half – as the business anniversaries headwinds in the first quarter – and new business win implementations are completed throughout the year.

For the full year 2015, Sabre expects the following results from continuing operations:

Full Year 2015 Guidance
($ millions, except for EPS)
Revenue	$2,770 - $2,800

Adjusted EBITDA	$895 - $910

Adjusted Net Income	$275 - $290

Adjusted EPS	$1.00 - $1.06

Conference Call

The Company will conduct its fourth quarter and full year 2014 investor conference call today at 9:00 a.m. Eastern Time.  The live webcast, including accompanying slide presentation, can be accessed via Sabre’s Investor Relations website at http://investors.sabre.com.  A recording of the call will be archived for replay following the conference call.

Investor Day

The Company plans to hold an investor day at the NASDAQ MarketSite in New York City on April 2, 2015. The event will be webcast and can be accessed via Sabre’s Investor Relations website at http://investors.sabre.com.  A recording of the event will be archived for replay following the event.

About the Company

Sabre® is the leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotels to manage vital operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre also operates the world’s leading travel marketplace, processing more than $100 billion of annual travel spend.  Headquartered in Southlake, Texas, USA, Sabre operates in approximately 60 countries around the world.

Website Information

We routinely post important information for investors on our website, www.sabre.com in the Investor Relations section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, www.sabre.com.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and the ratios based on these financial measures. We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “may,” “will,” “should,” “would,” “intend,” “believe,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, adverse global and regional economic and political conditions, including, but not limited to, conditions in Venezuela and Russia, dependence on maintaining and renewing contracts with customers and other counterparties, exposure to pricing pressure in the Travel Network business, dependence on relationships with travel buyers, changes affecting travel supplier customers, travel suppliers’ usage of alternative distribution models, reliance on fourth-party distributor partners and joint ventures to extend our GDS services to certain regions and competition in the travel distribution market and solutions markets.  More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on February 5, 2015. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts

Media	Investors
Nancy St. Pierre	Barry Sievert
682-605-3864	682-605-0214
nancy.st.pierre@sabre.com	barry.sievert@sabre.com

SABRE CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$646,142	$626,921	$2,631,417	$2,523,546
Cost of revenue	426,809	436,401	1,742,478	1,705,163
Selling, general and administrative	115,578	104,944	468,152	429,290
Restructuring charges (adjustments)	46	8,163	(558)	8,163
Operating income	103,709	77,413	421,345	380,930
Other income (expense):
Interest expense, net	(51,545)	(65,036)	(218,877)	(274,689)
Loss on extinguishment of debt	—	—	(33,538)	(12,181)
Joint venture equity income	2,715	4,476	12,082	12,350
Other, net	(63,021)	4,038	(63,860)	(305)
Total other expense, net	(111,851)	(56,522)	(304,193)	(274,825)
(Loss) income from continuing operations before income taxes	(8,142)	20,891	117,152	106,105
(Benefit) provision for income taxes	(49,372)	29,441	6,279	54,039
Income (loss) from continuing operations	41,230	(8,550)	110,873	52,066
Income (loss) from discontinued operations, net of tax	5,734	36,038	(38,918)	(149,697)
Net income (loss)	46,964	27,488	71,955	(97,631)
Net income attributable to noncontrolling interests	564	728	2,732	2,863
Net income (loss) attributable to Sabre Corporation	46,400	26,760	69,223	(100,494)
Preferred stock dividends	—	9,485	11,381	36,704
Net income (loss) attributable to common shareholders	$46,400	$17,275	$57,842	$(137,198)

Basic net income (loss) per share attributable to common shareholders:
Income (loss) from continuing operations	$0.15	$(0.11)	$0.41	$0.07
Income (loss) from discontinued operations	0.02	0.20	(0.16)	(0.84)
Net income (loss) per common share	$0.17	$0.10	$0.24	$(0.77)
Diluted net income (loss) per share attributable to common shareholders:
Income (loss) from continuing operations	$0.15	$(0.10)	$0.39	$0.07
Income (loss) income from discontinued operations	0.02	0.19	(0.16)	(0.81)
Net income (loss) per common share	$0.17	$0.09	$0.23	$(0.74)
Weighted-average common shares outstanding:
Basic	266,014	178,262	238,633	178,125
Diluted	274,064	185,436	246,747	184,978

Dividend per common share	$0.09	$—	$0.18	$—

SABRE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$155,679	$308,236
Restricted cash	720	2,359
Accounts receivable, net	362,911	400,912
Prepaid expenses and other current assets	34,121	49,269
Current deferred income taxes	182,277	41,431
Other receivables, net	29,893	35,157
Assets held for sale	112,558	43,005
Total current assets	878,159	880,369
Property and equipment, net	551,276	496,200
Investments in joint ventures	145,320	132,137
Goodwill	2,153,499	2,138,175
Trademarks and brandnames, net	238,500	249,288
Other intangible assets, net	241,486	311,522
Other assets, net	509,764	470,529
Noncurrent assets held for sale	—	77,488
Total assets	$4,718,004	$4,755,708

Liabilities, temporary equity and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$114,301	$107,623
Travel supplier liabilities and related deferred revenue	3,554	152,891
Accrued compensation and related benefits	83,828	109,621
Accrued subscriber incentives	145,581	142,767
Deferred revenues	167,827	136,218
Litigation settlement liability and related deferred revenue	73,252	38,920
Other accrued liabilities	189,612	264,231
Current portion of debt	22,435	86,117
Liabilities held for sale	96,544	110,253
Total current liabilities	896,934	1,148,641
Deferred income taxes	61,577	10,253
Other noncurrent liabilities	613,710	270,959
Long-term debt	3,061,400	3,643,548

Series A Redeemable Preferred Stock	—	634,843

Stockholders’ equity (deficit)
Common Stock	2,682	1,786
Additional paid-in capital	1,931,796	880,619
Treasury Stock	(5,297)	—
Retained deficit	(1,775,616)	(1,785,554)
Accumulated other comprehensive loss	(69,803)	(49,895)
Noncontrolling interest	621	508
Total stockholders’ equity (deficit)	84,383	(952,536)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$4,718,004	$4,755,708

SABRE CORPOATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
Operating Activities
Net income (loss)	$71,955	$(97,631)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	289,630	287,038
Amortization of upfront incentive consideration	45,358	36,649
Litigation related (credits) charges	(41,672)	8,156
Stock-based compensation expense	20,094	3,387
Provision for doubtful accounts	10,356	5,178
Deferred income taxes	(3,829)	13,941
Joint venture equity income	(12,082)	(12,350)
Dividends received from joint venture investments	2,261	10,560
Amortization of debt issuance costs	6,316	7,104
Debt modification costs	3,290	14,003
Loss on extinguishment of debt	33,538	12,181
Other	6,023	(4,653)
Loss from discontinued operations	38,918	149,697
Changes in operating assets and liabilities:
Accounts and other receivables	(7,295)	(23,169)
Prepaid expenses and other current assets	6,948	(3,649)
Capitalized implementation costs	(37,811)	(58,814)
Upfront incentive consideration	(50,936)	(48,569)
Other assets	(78,873)	(56,663)
Accrued compensation and related benefits	(5,301)	9,372
Accounts payable and other accrued liabilities	56,328	(15,275)
Deferred revenue including upfront solution fees	38,643	(5,682)
Pension and other postretirement benefits	(4,200)	(2,579)
Cash provided by operating activities	387,659	228,232
Investing Activities
Additions to property and equipment	(227,227)	(209,523)
Acquisition, net of cash acquired	(31,799)	(30,200)
Other investing activities	235	(276)
Cash used in investing activities	(258,791)	(239,999)
Financing Activities
Proceeds of borrowings from lenders	148,307	2,540,063
Payments on borrowings from lenders	(802,664)	(2,261,061)
Proceeds from issuance of common stock in initial public offering, net	672,137	—
Prepayment fee and debt modification and issuance costs	(30,490)	(19,116)
Acquisition-related contingent consideration paid	(27,000)	—
Cash dividends paid to common shareholders	(47,904)	—
Other financing activities	15,669	2,286
Cash (used in) provided by financing activities	(71,945)	262,172
Cash Flows from Discontinued Operations
Net cash used by operating activities	(205,988)	(85,140)
Net cash (used in) provided by investing activities	(1,965)	13,993
Net cash used in discontinued operations	(207,953)	(71,147)
Effect of exchange rate changes on cash and cash equivalents	(1,527)	2,283
(Decrease) increase in cash and cash equivalents	(152,557)	181,541
Cash and cash equivalents at beginning of period	308,236	$126,695
Cash and cash equivalents at end of period	$155,679	$308,236

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this press release, including Adjusted Net Income, Adjusted EBITDA, Adjusted Net Income from Continuing Operations per Share (Adjusted EPS), Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures.

We define Adjusted Net Income as income (loss) from continuing operations adjusted for impairment, acquisition related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, litigation and taxes, including penalties, stock-based compensation, management fees, and tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision (benefit) for income taxes. This Adjusted EBITDA metric differs from (i) the EBITDA metric referenced in the section entitled “—Liquidity and Capital Resources—Senior Secured Credit Facilities” in Part I, Item 2 of our Quarterly Report on Form 10-Q, which is calculated for the purposes of compliance with our debt covenants, and (ii) the Pre-VCP EBITDA and EBITDA metrics referenced in the section entitled “Compensation Discussion and Analysis” in our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on February 5, 2015, which are calculated for the purposes of our annual incentive compensation program and performance-based awards, respectively.

We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs during the periods presented.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment. We define Adjusted Free Cash Flow as Free Cash Flow plus the cash flow effect of restructuring and other costs, litigation settlement and tax payments for certain items, other litigation costs, and management fees.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures and ratios based on these financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures includes cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow and Adjusted Free Cash Flow assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•	Free Cash Flow and Adjusted Free Cash Flow do not reflect the cash requirements necessary to service the principal payments on our indebtedness;
•	Free Cash Flow and Adjusted Free Cash Flow do not reflect payments related to restructuring, litigation and management fees which reduced the cash available to us;
•	Free Cash Flow and Adjusted Free Cash Flow remove the impact of accrual-basis accounting on asset accounts and non-debt liability accounts; and
•	Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures

(In thousands, except share amounts; Unaudited)

Reconciliation of Net Income (loss) to Adjusted Net Income, Adjusted Net Income from Continuing Operations per Share, and to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to common shareholders	$46,400	$17,275	$57,842	$(137,198)
Net loss from discontinued operations, net of tax	(5,734)	(36,038)	38,918	149,697
Net income attributable to noncontrolling interests(1)	564	728	2,732	2,863
Preferred stock dividends	—	9,485	11,381	36,704
Income from continuing operations	41,230	(8,550)	110,873	52,066
Adjustments:
Acquisition related amortization(3a)	22,639	33,017	99,383	132,685
Loss on extinguishment of debt	—	—	33,538	12,181
Other, net (5)	63,021	(4,038)	63,860	305
Restructuring and other costs (6)	1,636	19,231	10,470	27,921
Litigation and taxes, including penalties(7)	2,775	6,835	14,144	18,514
Stock-based compensation	6,245	2,049	20,094	3,387
Management fees(8)	—	1,413	23,701	8,761
Tax impact of net income adjustments(9)	(77,626)	(21,145)	(143,586)	(73,633)
Adjusted Net Income from continuing operations	$59,920	$28,812	$232,477	$182,187
Adjusted Net Income from continuing operations per share	$0.22	$0.16	$0.94	$0.98
Weighted-average shares outstanding adjusted for assumed inclusion of common stock equivalents	274,064	185,436	246,747	184,978

Adjusted Net Income from continuing operations	59,920	28,812	232,477	182,187
Adjustments:
Depreciation and amortization of property and equipment(3b)	37,983	33,238	157,592	123,414
Amortization of capitalized implementation costs(3c)	8,790	8,431	35,859	34,143
Amortization of upfront incentive consideration(4)	12,181	7,913	45,358	36,649
Interest expense, net	51,545	65,036	218,877	274,689
Remaining provision (benefit) for income taxes	28,255	50,587	149,865	127,672
Adjusted EBITDA	$198,674	$194,017	$840,028	$778,754

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Additions to property and equipment	$73,015	$54,833	$227,227	$209,523
Capitalized implementation costs	10,209	10,128	37,811	58,814
Adjusted capital expenditures	$83,224	$64,961	$265,038	$268,337

Reconciliation of Adjusted Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash provided by operating activities	$100,855	$(28,642)	$387,659	$228,232
Cash used in investing activities	(73,015)	(54,833)	(258,791)	(239,999)
Cash (used in) provided by financing activities	(12,656)	(12,545)	(71,945)	262,172

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Cash provided by operating activities	$100,855	$(28,642)	$387,659	$228,232
Additions to property and equipment	(73,015)	(54,833)	(227,227)	(209,523)
Free Cash Flow	27,840	(83,475)	160,432	18,709
Adjustments:
Restructuring and other costs (6)(10)	1,727	11,069	18,353	19,758
Litigation settlement and tax payments for certain items (7)(11)	7,562	104,055	76,745	115,973
Other litigation costs (7)(10)	2,774	6,835	14,144	18,514
Management fees (8)(10)	—	1,413	23,701	8,761
Adjusted Free Cash Flow	$39,903	$39,897	$293,375	$181,715

Reconciliation of Adjusted Gross Margin and Adjusted EBITDA by Segment:

	Three Months Ended December 31, 2014
	Travel Network	Airline and Hospitality Solutions	Eliminations	Corporate	Total
Operating income (loss)	$142,233	$58,773	$—	$(97,298)	$103,708
Add back:
Selling, general and administrative	25,249	17,640	(8)	72,698	115,579
Restructuring charges				46	46
Cost of revenue adjustments:
Depreciation and amortization(3a)	13,590	25,892	—	5,873	45,355
Amortization of upfront incentive consideration(4)	12,181	—	—	—	12,181
Restructuring and other costs (6)	—	—	—	769	769
Stock-based compensation	—	—	—	2,521	2,521
Adjusted Gross Margin	193,253	102,305	(8)	(15,391)	280,159
Selling, general and administrative	(25,249)	(17,640)	8	(72,698)	(115,579)
Joint venture equity income	2,715				2,715
Joint venture intangible amortization(3a)	801				801
Selling, general and administrative adjustments:
Depreciation and amortization(3)	520	296	—	22,442	23,258
Restructuring and other costs (6)	—	—	—	821	821
Litigation and taxes, including penalties(7)				2,775	2,775
Stock-based compensation	—	—	—	3,724	3,724
Management fees(8)	—	—	—	—	-
Adjusted EBITDA	$172,040	$84,961	$—	$(58,327)	$198,674

	Three Months Ended December 31, 2013
	Travel Network	Airline and Hospitality Solutions	Eliminations	Corporate	Total
Operating income (loss)	$162,052	$47,495	$—	$(132,134)	$77,413
Add back:
Selling, general and administrative	$24,188	$11,754	$(6)	$69,008	104,944
Restructuring charges				8,163	8,163
Cost of revenue adjustments:
Depreciation and amortization(3)	14,072	19,900	—	16,965	50,937
Amortization of upfront incentive consideration(4)	7,913	—	—	—	7,913
Restructuring and other costs (6)	—	—	—	7,375	7,375
Stock-based compensation	—	—	—	789	789
Adjusted Gross Margin	208,225	79,149	(6)	(29,834)	257,534
Selling, general and administrative	(24,188)	(11,754)	6	(69,008)	(104,944)
Joint venture equity income	4,477				4,477
Joint venture intangible amortization(3a)	801				801
Selling, general and administrative adjustments:
Depreciation and amortization(3)	625	195	—	22,128	22,948
Restructuring and other costs (6)	—	—	—	3,693	3,693
Litigation and taxes, including penalties(7)				6,835	6,835
Stock-based compensation	—	—	—	1,260	1,260
Management fees(8)	—	—	—	1,413	1,413
Adjusted EBITDA	$189,940	$67,590	$—	$(63,513)	$194,017

Reconciliation of Adjusted Gross Margin and Adjusted EBITDA by Segment:

	Fiscal Year Ended December 31, 2014
	Travel Network	Airline and Hospitality Solutions	Eliminations	Corporate	Total
Operating income (loss)	$657,326	$176,730	$—	$(412,711)	$421,345
Add back:
Selling, general and administrative	102,059	56,195	(17)	309,915	468,152
Restructuring charges	—	—	—	(558)	(558)
Cost of revenue adjustments:
Depreciation and amortization(3)	58,533	104,926	—	34,950	198,409
Amortization of upfront incentive consideration(4)	45,358	—	—	—	45,358
Restructuring and other costs (6)	—	—	—	6,042	6,042
Stock-based compensation	—	—	—	8,044	8,044
Adjusted Gross Margin	863,276	337,851	(17)	(54,318)	1,146,792
Selling, general and administrative	(102,059)	(56,195)	17	(309,915)	(468,152)
Joint venture equity income	12,082	—	—	—	12,082
Joint venture intangible amortization(3a)	3,204	—	—	—	3,204
Selling, general and administrative adjustments:
Depreciation and amortization(3)	2,174	992	—	88,055	91,221
Restructuring and other costs (6)	—	—	—	4,986	4,986
Litigation and taxes, including penalties(7)	—	—	—	14,144	14,144
Stock-based compensation	—	—	—	12,050	12,050
Management fees(8)	—	—	—	23,701	23,701
Adjusted EBITDA	$778,677	$282,648	$—	$(221,297)	$840,028

	Fiscal Year Ended December 31, 2013
	Travel Network	Airline and Hospitality Solutions	Eliminations	Corporate	Total
Operating income (loss)	$667,498	$135,755	$—	$(422,323)	$380,930
Add back:
Selling, general and administrative	106,392	51,538	(140)	271,500	429,290
Restructuring charges	—	—	—	8,163	8,163
Cost of revenue adjustments:
Depreciation and amortization(3)	50,254	75,093	—	67,076	192,423
Amortization of upfront incentive consideration(4)	36,649	—	—	—	36,649
Restructuring and other costs (6)	—	—	—	11,491	11,491
Stock-based compensation	—	—	—	1,356	1,356
Adjusted Gross Margin	860,793	262,386	(140)	(62,737)	1,060,302
Selling, general and administrative	(106,392)	(51,538)	140	(271,500)	(429,290)
Joint venture equity income	12,350	—	—	—	12,350
Joint venture intangible amortization(3a)	3,204	—	—	—	3,204
Selling, general and administrative adjustments:
Depreciation and amortization(3)	2,253	2,227	—	90,135	94,615
Restructuring and other costs (6)	—	—	—	8,267	8,267
Litigation and taxes, including penalties(7)	—	—	—	18,514	18,514
Stock-based compensation	—	—	—	2,031	2,031
Management fees(8)	—	—	—	8,761	8,761
Adjusted EBITDA	$772,208	$213,075	$—	$(206,529)	$778,754

Non-GAAP Footnotes

(1)

Net income (loss) attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented and (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014.

(2)	Not used
(3)	Depreciation and amortization expenses:
a.

Acquisition related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.
c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.
(4)

Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(5)

In 2014, other, net primarily includes a fourth quarter charge of $66 million as a result of an increase to our Tax Receivable Agreement (“TRA”) liability. The increase in our TRA liability is due to a reduction in a valuation allowance maintained against our deferred tax assets. This charge is fully offset by an income tax benefit recognized in the fourth quarter of 2014 from the reduction in the valuation allowance which is included in tax impacts of net income adjustments. In 2013, other, net primarily represents foreign exchange gains and losses related to the re-measurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(6)

Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.

(7)	Litigation settlement and tax payments for certain items represent charges or settlements associated with airline antitrust litigation.
(8)

We paid an annual management fee to TPG Global, LLC (“TPG”) and Silver Lake Management Company (“Silver Lake”) in an amount between (i) $5 million and (ii) $7 million, the actual amount of which is calculated based upon 1% of Adjusted EBITDA, as defined in the management services agreement (the “MSA”), earned by the company in such fiscal year up to a maximum of $7 million. In addition, the MSA provided for the reimbursement of certain costs incurred by TPG and Silver Lake, which are included in this line item. The MSA was terminated in connection with our initial public offering.

(9)

In 2014, the tax impact on net income adjustments includes a $66 million benefit recognized in the fourth quarter of 2014 from the reduction in a valuation allowance maintained against our deferred tax assets.

(10)

The adjustments to reconcile cash provided by operating activities to Adjusted Free Cash Flow reflect the amounts expensed in our statements of operations in the respective periods adjusted for cash and non-cash portions in instances where material.

(11)

Includes payment credits used by American Airlines to pay for purchases of our technology services during the years ended December 31, 2014 and 2013. The payment credits were provided by us as part of our litigation settlement with American Airlines. Also includes a $50 million payment to American Airlines made in the third quarter of 2014 in conjunction with the new Airline Solutions contract, which will be amortized as a reduction to revenue over the contract term. This payment reduces payment credits originally offered to American Airlines as a part of the litigation settlement in 2012, contingent upon the signature of a new reservation agreement, which were extended to include the combined American Airlines and US Airways reservation contract. The payment credits would have been utilized for future billings under the new agreement.